Exhibit 10.24
WAIVER AND AGREEMENT
     THIS WAIVER AND AGREEMENT dated as of March 13, 2009 (this “Waiver Agreement”) is entered into by and between MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”), and GREAT RIVER BANCSHARES, INC., a Nevada corporation (“Lender”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement (as defined below).
RECITALS
     WHEREAS, Borrower and U.S. Bank National Association, a national banking association (“US Bank”), previously entered into the Third Amended and Restated Term Loan Agreement, dated as of November 10, 2006, as subsequently amended by the First Amendment to Third Amended and Restated Loan Agreement, dated March 20, 2007, the Second Amendment to Third Amended and Restated Loan Agreement, dated June 30, 2007 and the Third Amendment to Third Amended and Restated Loan Agreement, dated September 7, 2007 (collectively, as amended, the “Loan Agreement”), and Borrower previously executed a Revolving Credit Note, dated as of November 10, 2006 in the principal amount of $15,000,000 in favor of US Bank, a Term Loan Promissory Note, dated as of November 10, 2006 in the principal amount of $15,000,000 in favor of US Bank, a Term Loan B Promissory Note, dated as of September 7, 2007 in the principal amount of $5,000,000 in favor of US Bank and a Term Loan C Promissory Note, dated as of September 7, 2007 in the principal amount of $5,000,000 in favor of US Bank (collectively, the “Purchased Notes”).
     WHEREAS, as of December 23, 2008, Lender purchased the Purchased Notes from US Bank, and US Bank assigned all of its rights and interests in and to the Loan Agreement, the Purchased Notes and all documents and agreements related thereto to Lender.
     WHEREAS, on December 31, 2008, Lender made an additional loan to Borrower, and Borrower executed a Secured Demand Promissory Note, dated December 31, 2008, in the principal amount of $7,552,000 in favor of Lender (the “First Secured Demand Note”), which was secured by the Stock Pledge Agreement (Borrower) between Lender and Borrower dated December 31, 2008 (the “December Security Agreement”).
     WHEREAS, on February 5, 2009, Lender made an additional loan to Borrower, and Borrower executed a $4,000,000 Secured Demand Note, dated February 5, 2009, in the principal amount of $4,000,000 in favor of Lender (the “Second Secured Demand Note”, and together with the First Secured Demand Note, the “Secured Demand Notes”), which was secured by the Stock Pledge Agreement (Borrower) between Lender and Borrower dated February 5, 2009 (the “February Security Agreement”) and the Collateral Assignment of Promissory Note and Other Loan Documents between Lender and Borrower dated February 5, 2009 (the “Collateral Assignment, and together with the December Security Agreement and the February Security Agreement, the “Demand Note Security Documents”).
     WHEREAS, as of the date hereof, an Event of Default has occurred under the Loan Agreement as a result of breaches of Sections 5.13, 5.14(i), 6.01 and 6.12 of the Loan Agreement

(the “Breached Sections”) and as a result of a memorandum of understanding dated September 30, 2008, being issued by the Florida Office of Financial Regulation with respect to The Royal Palm Bank of Florida (the “MOU”) and a cease and desist order, dated March 9, 2009, being issued by the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the State Bank Commissioner for the State of Kansas (“Kansas Bank Commissioner”) with respect to Heartland Bank (the “Order”). As a result of the foregoing Events of Default, the Lender has the right to declare the entire outstanding principal balance of, and all accrued and unpaid interest on, the Purchased Notes issued under the Loan Agreement and the Secured Demand Notes to be immediately due and payable;
     WHEREAS, the Borrower has received a draft memorandum of understanding from the Federal Reserve Bank of St. Louis, which is not dated, with respect to Borrower (“Draft MOU”). It is anticipated that the memorandum of understanding with respect thereto will be entered into within the next thirty days (upon execution, the “Anticipated MOU”);
     WHEREAS, The Royal Palm Bank of Florida has been notified by the FDIC that it will change the MOU to a cease and desist order within the next thirty days (upon issuance, the “Anticipated Order”);
     WHEREAS, the Borrower has requested that Lender waive the Events of Default under the Loan Agreement and the Secured Demand Notes caused by the breach of the Breached Sections by the Borrower and the issuance of the MOU, the Order, the Anticipated MOU and the Anticipated Order; and
     WHEREAS, the Lender has agreed to provide such a waiver;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Waivers. Subject to the other terms and conditions of this Waiver Agreement, the Lender hereby waives each existing Event of Default resulting from breaches of the Breached Sections of the Loan Agreement and resulting from the issuance of the MOU, the Order, Draft MOU and the Anticipated Order to the extent such Events of Default are caused (a) solely by the fact that Mid-America Bancorp, Inc. incurred $4,000,000 of Indebtedness in violation of Section 6.01 of the Loan Agreement and is now in default in the payment of such debt, (b) solely by the fact that the Non-Performing Assets of all Subsidiary Banks on a combined basis exceed 18% of the Primary Capital of all Subsidiary Banks as determined according to GAAP in violation of Section 6.12 of the Loan Agreement, (c) solely by the fact that the Borrower failed to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the four (4) consecutive fiscal quarter period ended on December 31, 2008, (d) that the Florida Office of Financial Regulation issued the MOU, (e) that the FDIC and the Kansas Bank Commissioner issued the Order, (f) that the Federal Reserve Bank of St. Louis will issue the Anticipated MOU, provided that the Anticipated MOU is not materially different from the Draft MOU, and (g) that the FDIC and the Florida Office of Financial Regulation will issue the Anticipated Order, provided the

Anticipated Order is in substantially the same form and substance as the MOU (collectively, the “Waiver” and such Events of Default, the “Waived Defaults”).
     2. Covenants. Borrower covenants and agrees that it (the following, collectively, the “Additional Covenants”):
     (a) shall ensure that the aggregate amount of Non-Performing Assets of all Subsidiary Banks on a combined basis does not at any time equal or exceed Thirty-Five Percent (35%) of the then Primary Capital of all Subsidiary Banks, as determined according to GAAP;
     (b) shall maintain a Consolidated Fixed Charge Coverage Ratio of at least 0.5 to 1.00 for the period from January 1, 2009, through the last day of each fiscal quarter ended after the date of this Waiver Agreement, as measured as of each such fiscal quarter end;
     (c) shall deliver to Lender, each in form and substance satisfactory to Lender in its reasonable discretion, each of the following:
          (i) on or before the twenty-first day of each calendar month following the end of each calendar quarter, and with respect to the immediately preceding calendar quarter, a written report of Borrower’s compliance with each requirement set forth in the MOU and Anticipated MOU;
          (ii) on or before the twenty-first day of each calendar month following the end of each calendar quarter, and with respect to the immediately preceding calendar quarter, a written report of Borrower’s compliance with each requirement set forth in the Order and Anticipated Order;
          (iii) within five days of its occurrence, a written notice of any modification of, or amendment to, or of failure to comply with, the Order, the MOU, the Anticipated MOU and the Anticipated Order;
          (iv) within five days of its occurrence, a written notice of any default occurring after the date hereof on any loan made by Borrower, any Subsidiary Holding Company or any Subsidiary Bank with an outstanding principal amount in excess of $1,000,000;
          (v) on or before the twenty-first day of each calendar month, and with respect to the immediately preceding calendar month, a balance sheet and income statement prepared in accordance with GAAP with respect to Borrower, each Subsidiary Holding Company and Subsidiary Bank;
          (vi) within one Business Day after learning of the occurrence of any event set forth in Sections 5.14(h) or (i) of the Loan Agreement, written notice of the occurrence of such event, describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto;

          (vii) within three Business Day after learning of the occurrence of any other event set forth in Section 5.14 of the Loan Agreement, written notice of the occurrence of such event, describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto; and.
          (viii) within twenty-one days of the end of each calendar month, and with respect to the immediately preceding calendar month, a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Borrower certifying compliance with all of the Additional Covenants;
     (d) shall not declare or incur any liability to make any Distribution in respect of its capital stock;
     (e) shall give Lender access to the books, records and officers of Borrower upon at least 48 hours notice, and if Lender deems necessary, Borrower shall arrange for Lender to have access to the books, records and officers of each Subsidiary Holding Company and each Subsidiary Bank during normal business hours and upon at least 48 hours notice; and
     (f) shall have stockholders equity in excess of the remainder of (i) $90 million minus (ii) any write-down of goodwill, as determined in accordance with GAAP as of the last day of each calendar month.
     3. Termination of Waiver. The Waiver shall terminate upon the earliest to occur of the following:
     (a) the occurrence of an “Event of Default” under any of the Loan Agreement, the Purchased Notes, the Transaction Documents, the Secured Demand Notes or the Demand Note Security Documents (collectively, the “Debt Instruments”);
     (b) the breach of any representation, warranty or covenant contained herein or in any Debt Instrument;
     (c) Borrower shall fail to perform, or ensure the performance of, any Additional Covenant;
     (d) any modification of, or amendment to, the Order, the Anticipated Order, the MOU, or the Anticipated MOU which Lender determines in its reasonable discretion could have a Material Adverse Effect;
     (e) Borrower, any Subsidiary Holding Company or any Subsidiary Bank being placed in receivership or being taken over by any Regulatory Agency;
     (f) Lender determining in its sole discretion that there has been any change in the business, operations or condition, financial or otherwise, of Borrower, any Subsidiary Holding Company, any Subsidiary Bank or Consolidated Subsidiary that could have a Material Adverse Effect;

     (g) April 30, 2009, if Lender and Borrower have not executed an amendment to, and restatement of, the Loan Agreement; and
     (h) September 30, 2009.
     If the Waiver is terminated, the total amount outstanding under the Debt Instruments shall be immediately due and payable without any notice to Borrower, any Subsidiary Holding Company or any Subsidiary Bank, and Lender may immediately proceed to exercise all of its legal rights and remedies with respect to its collateral under the Debt Instruments, Borrower, each Subsidiary Holding Company and each Subsidiary Bank, without any further notice to any of them. Except as specifically set forth herein, this Waiver Agreement does not modify or affect the obligations of Borrower, any Subsidiary Holding Company or any Subsidiary Bank to comply fully with all terms, conditions and covenants contained in the Debt Instruments. Nothing contained in this Waiver Agreement shall be deemed to constitute a waiver of any other rights or remedies Lender may have under the Debt Instruments or applicable law.
     4. Payment. From and after the date hereof, interest on the Purchased Notes shall accrue at a fixed annual rate of Seven and One-Half Percent (7.50%). On the date hereof, Borrower shall pay Lender an amount equal to $42,614.48 via wire transfer of immediately available funds to an account designated by Lender, which amount represents an amount equal to the difference between the interest that would have accrued on the Purchased Notes at the rate of 7.50% from December 23, 2008 through the date hereof and the actual amount of interest paid by Borrower on the Purchased Notes since December 23, 2008.
     5. Additional Representations. IN ADDITION, TO INDUCE LENDER TO AGREE TO THE TERMS OF THIS WAIVER AGREEMENT, BORROWER, ON BEHALF OF ITSELF AND EACH OBLIGOR, REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS WAIVER AGREEMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE DEBT INSTRUMENTS AND IN ACCORDANCE THEREWITH IT:
(a) ON BEHALF OF ITS SELF AND EACH OBLIGOR, WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS WAIVER AGREEMENT; AND
(b) RELEASES AND DISCHARGES LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH BORROWER OR ANY OBLIGOR EVER HAD, NOW HAS, CLAIMS OT HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE

HEREOF AND FROM OR IN CONNECTION WITH THE DEBT INSTRUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.
     6. Defined Terms. The following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires) for the purposes of this Waiver Agreement and the Loan Agreement, notwithstanding the fact that such terms may be defined differently in the Loan Agreement:
(a) Borrower’s Interest Expense shall mean for the period in question the interest expense Borrower incurs on its Indebtedness.
(b) Consolidated Fixed Charge Coverage Ratio shall mean for the measurement period in question, the ratio of: (a) the sum of (i) Consolidated Net Income, plus (ii) Borrower’s Interest Expense, plus (iii) non-cash items included in operating expenses, minus (iv) non-cash items included in Consolidated Net Income, minus (v) Distributions; to (b) the sum of (i) $711,681.00 multiplied by the number of fiscal quarters included in such measurement period, plus (ii) Borrower’s Interest Expense during such measurement period, all determined in accordance with GAAP.
(c) Consolidated Subsidiary shall mean with respect to any Person at any date, any subsidiary (including with respect to the Borrower, each Subsidiary Bank Holding Company and each Subsidiary Bank) or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with GAAP.
(d) Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, any Subsidiary Bank, any Subsidiary Holding Company and/or any Consolidated Subsidiary, (b) material impairment of the ability of Borrower, any Subsidiary Holding Company and/or any Subsidiary Bank to perform any of its obligations under this Waiver or the Debt Instruments or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Waiver or any Debt Instrument.
(e) Non-Performing Assets shall mean, with respect to any Person, assets which: (a) constitute or are classified as other real estate owned (as such term is defined in the guidelines, rules and regulations of The Board of Governors of the Federal Reserve Board pertaining to capital adequacy in effect from time to time), (b) in the case of a particular asset, is (at the time of such calculation) classified as a loan or other extension of credit (1) which has been placed on nonaccrual status (regardless of whether such classification is internal or as reported to or directed by any Regulatory Agency) or has been required to be so placed by any Regulatory Agency, (2) the obligee of which has reduced the agreed interest rate, reduced the principal or interest obligation, extended the maturity, applied interest payments to reduce principal, capitalized interest or otherwise renegotiated the terms of the obligations based upon the actual or asserted inability of the obligor or obligors of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation, or which has been otherwise classified as renegotiated pursuant to guidelines now or hereafter established by the Federal Financial Institutions Examination Council, or (3) with respect to which any payment of any principal or interest is past due for a period of ninety (90) days or more, or (c) all other “Non-Performing Assets,” as reported in the then most recent reports filed with the applicable Regulatory Agency for the relevant entity.
(f) Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower, any Subsidiary Holding Company and/or any Subsidiary Bank to Lender under any Debt Instrument or this Waiver Agreement or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower, any Subsidiary Holding Company and/or any Subsidiary Bank to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or attorneys’ fees incurred or to be incurred in connection therewith.
(g) Obligor shall mean Borrower, each Subsidiary Holding Company, each Subsidiary Bank and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of the Obligations.
(h) Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower, each Subsidiary Holding Company and each Subsidiary Bank, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
(i) Regulatory Agency shall mean any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower, any Subsidiary Holding Company and/or any Subsidiary Bank, including, without limitation (to the extent applicable), the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the United States Securities and Exchange Commission, the Illinois Department of Financial and Professional Regulation, the Florida Office of Financial Regulation, the Missouri Division of Finance, and the Kansas Office of State Bank Commissioner.
(j) Subsidiary Bank shall mean, each of: Heartland Bank, a Kansas banking corporation; Brown County State Bank, an Illinois banking corporation; Marine Bank & Trust, an Illinois banking corporation; Mercantile Bank, an Illinois banking corporation; and The Royal Palm Bank of Florida, a Florida banking corporation; and HNB National Bank, a national banking association; and Subsidiary Banks shall mean some or all of the foregoing.

(k) Subsidiary Holding Company shall mean each of Royal Palm Bancorp, Inc. a Florida Corporation, HNB Financial Services, Inc., a Missouri corporation, and Mid-America Bancorp, Inc., a Kansas corporation; and Subsidiary Holding Companies shall mean some or all of the foregoing.
     7. Miscellaneous.
     (a) Except as herein specifically agreed, the Debt Instruments, and the obligations of the Borrower, the Subsidiary Holding Companies and the Subsidiary Banks thereunder, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
     (b) The Borrower hereby represents and warrants to Lender on the date hereof, as follows:
     (i) Borrower has the power and authority to execute, deliver and perform, and has taken all necessary action to authorize the execution, delivery, performance and filing of this Waiver Agreement.
     (ii) This Waiver Agreement has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally; or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (iii) Borrower’s execution, delivery and performance of this Waiver Agreement will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, any Subsidiary Holding Company or any Subsidiary Bank, or any provision of their respective Certificate or Articles of Incorporation or Bylaws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower, any Subsidiary Holding Company or any Subsidiary Bank is a party or is subject or by which it or its Property is bound.
     (iv) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Waiver Agreement.
     (v) The representations and warranties of Borrower, each Subsidiary Holding Company and each Subsidiary Bank set forth in the Debt Instruments are true and correct with the same effect as if made on and as of the date hereof. Except for the breaches of the Breached Sections described in Section 1 hereof and the issuance of the MOU by the Florida Office of Financial Regulation, the

Order by the FDIC and the Kansas Bank Commissioner, the Anticipated MOU by the Federal Reserve Bank of St. Louis, and the Anticipated Order by the FDIC and Florida Office of Financial Regulation, no event or condition has occurred and is continuing which constitutes or would constitute with notice or passage of time a breach of any term, provision or covenant contained in this Waiver Agreement or any Debt Instrument or an Event of Default.
     (b) This Waiver Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (c) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
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     Each of the parties hereto has caused a counterpart of this Waiver Agreement to be duly executed and delivered as of the date first above written.

Borrower: MERCANTILE BANCORP, INC.
By:	/s/ Ted T. Awerkamp
Ted T. Awerkamp, President & CEO

Address:	220 North 3rd Street P.O. Box 371 Quincy, Illinois 62301 Attention: Ted T. Awerkamp

Telecopier:	(217) 223-7340

Lender: GREAT RIVER BANCSHARES, INC.
By:	/s/ R. Dean Phillips
R. Dean Phillips, Chairman of the Board

Address:	8620 West Tropicana Las Vegas, Nevada 89180

Telecopier:	(217) 222-2268